Exhibit 8.2

[LETTERHEAD OF SHEARMAN & STERLING LLP]

November 7, 2006

The Board of Directors

Toyota Motor Corporation

1 Toyota-cho, Toyota City

Aichi Prefecture 471-8571

Japan

Toyota Motor Corporation

Ladies and Gentlemen:

We are acting as special United States counsel for Toyota Motor Corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of the registration statement on Form F-3 filed with the Commission on November 7, 2006 (the “Registration Statement”) relating to the sale of shares of common stock of the Company (“Common Stock”) by Banks’ Shareholdings Purchase Corporation, a corporation established pursuant to the Law Concerning Limitations, etc. on Holding of Shares, etc. by Banks, etc. of Japan (including shares of Common Stock represented by American Depositary Shares) that will be registered under the Act, as set forth in the prospectus forming a part of the Registration Statement (the “Prospectus”).

In such capacity, we have reviewed the Prospectus and originals or copies of such other corporate records and other instruments as we have deemed necessary as a basis for the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that the information as to factual matters (including financial information) set forth, or incorporated by reference, in the Prospectus are correct and complete as of the date hereof.

We hereby confirm that the discussion incorporated in the Prospectus by reference to the Company’s annual report on Form 20-F for the fiscal year ended March 31, 2006 under the caption “Item 10: Additional Information—10.E Taxation—U.S. Federal Income Taxation”, insofar as such discussion represents legal conclusions or statements of United States federal income tax law, subject to the limitations and conditions set forth therein, constitutes our opinion as to the material United States federal income tax considerations for U.S. Holders (as defined therein) relating to the acquisition, ownership and disposition of shares of Common Stock or American Depositary Shares pursuant to the Registration Statement.

This opinion is based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations thereunder, and administrative and judicial interpretations thereof (all as currently in effect and all of which are subject to change, possibly with retroactive effect). No opinion is expressed as to any other matter, including any aspects of state, local or non-United States tax law. This opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in such law or practice that may affect our opinion unless we are specifically retained to do so.

We hereby consent to the reproduction of this opinion as an exhibit to the Registration Statement and the use of our firm name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/    SHEARMAN & STERLING LLP

MI/RDF/MS

JSK